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                                                                   Exhibit 15.1
                                                                   ------------
                     [Letterhead of Deloitte & Touche LLP]

January 6, 1997




Golden Books Family Entertainment, Inc.
850 Third Avenue
New York, New York  10022

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Golden Books Family Entertainment, Inc. (formerly Western Publishing Group, Inc.) for the periods ended May 4, 1996 and April 29, 1995, as indicated in our report dated June 17, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 1996, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP